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                                                                EXHIBIT (23)(g)

THE CHICAGO CORPORATION



                      CONSENT OF THE CHICAGO CORPORATION


We hereby consent to the summarization of our fairness opinion letter and references to our firm under the captions "SUMMARY -- Opinion of Financial Advisor" and "THE MERGER" and to the inclusion of such letter as an Appendix to the Proxy Statement - Prospectus which is part of this Registration Statement on Forms S-4 of NBD Bancorp, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities and Exchange Commission promulgated thereunder.

THE CHICAGO CORPORATION

/s/ The Chicago Corporation

Chicago, Illinois
October 24, 1994